EXHIBIT 2.2
AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
          THIS AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is made and effective as of December 30, 2008 among Titanium Asset Management Corp., a Delaware corporation (the “Purchaser”), Boyd Watterson Asset Management, LLC, an Ohio limited liability company (the “Company”), and Mr. Michael E. Bee (“Members’ Representative”), acting in his capacity as the agent and attorney in fact with the authority to act on behalf of BWAM Holdings, LLC, an Ohio limited liability company (the “Seller”), the members of the Seller who hold common membership interests of the Seller (the “Members” and together with the Seller, the “Seller Parties” and each, a “Seller Party”) and, for the limited purposes of Article IV-A, Section 6.6 and the applicable provisions of Article X of the Purchase Agreement (as defined below), the members of the Seller who hold preferred membership interests of the Seller (the “Preferred Members”).
          WHEREAS, the Purchaser, the Company, the Seller Parties and the Preferred Members have entered into that certain Membership Interest Purchase Agreement, dated as of November 7, 2008 (the “Purchase Agreement”), pursuant to which the Purchaser is purchasing all of the issued and outstanding membership interests of the Company from the Seller Parties and the Preferred Members.
          WHEREAS, under the terms of the Purchase Agreement, Members’ Representative has been appointed to serve as the agent and attorney in fact of the Seller Parties and the Preferred Members, with full power and authority to act on behalf of each Seller Party and Preferred Member according to the terms of the Purchase Agreement, including, as described in Section 10.11 of the Purchase Agreement, the power to amend the Purchase Agreement.
          WHEREAS, the parties have agreed that the payment of the Closing Payment (as defined in the Purchase Agreement) be made on January 2, 2009, but that, for all purposes, the transactions contemplated by the Purchase Agreement shall be deemed closed as of December 31, 2008.
          NOW, THEREFORE, the Purchaser, the Company and Members’ Representative hereby agree as follows:
     1. Section 2.2(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “2.2 Payment of the Purchase Price. The Purchase Price shall be payable as follows:
          (a) Payments on Payment Date. On the Payment Date, the Purchaser shall:
     (i) pay the Payoff Amount to the Holders in accordance with Section 2.3(a);
     (ii) pay the Company Transaction Costs to the Service Providers in accordance with Section 2.3(b); and
     (iii) pay the balance of the Closing Payment to the Seller to an account designated by the Seller not later than two (2) Business Days prior to the Closing Date as:

(1) reduced or increased, as applicable, by the amount by which the Estimated Working Capital is less than or exceeds, respectively, the following applicable amount; $484,000 if Closing occurs in December of 2008, $283,000 if Closing occurs in January of 2009 and $177,000 if Closing occurs in February of 2009 (collectively, (i) and (ii) shall be defined as the “Closing Payment”); minus
(2) reduced by the Revenue Shortfall Reduction which will assume, for purposes of payment at Closing only, that (A) the Numerator is the higher of (x) 80% of the Closing Revenue Run Rate for such Persons who are existing Clients as of the date of this Agreement and (y) the actual amount of the Numerator and (B) the Closing Date is the Final Shortfall Reduction Date (the “Estimated Shortfall Reduction”).”
     2. Exhibit A of the Purchase Agreement is hereby amended to include the following definition (in addition to all of the other definitions contained in Exhibit A):
      ““Payment Date” means January 2, 2009.”
     3. Notwithstanding anything to the contrary in this Amendment or the Purchase Agreement, if any provision of this Amendment contradicts or otherwise conflicts with any provision of the Purchase Agreement, then the provisions of this Amendment shall control.
     4. This Amendment supersedes all prior agreements, and constitutes a complete and exclusive statement of the terms of the agreement, among the parties with respect to its subject matter. There have been and are no agreements, representations or warranties between the parties relating to the subject matter of this Amendment other than those set forth or provided for in this Amendment. Except as otherwise contemplated by this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 to Membership Interest Purchase Agreement as of the day and year first written above.

TITANIUM ASSET MANAGEMENT CORP.
By:	/s/ Nigel Wightman
	Name:	Nigel Wightman
	Title:	Chairman & CEO

BOYD WATTERSON ASSET MANAGEMENT, LLC
By:	/s/ Brian L. Gevry
	Name:	Brian L. Gevry
	Title:	CEO

/s/ Michael E. Bee
Michael E. Bee, acting as agent and attorney
in fact of the Seller Parties and the Preferred Members

3